GUARANTY FEE AND INDEMNITY AGREEMENT

This Guaranty Fee and Indemnity Agreement (this “Agreement”) is executed on December 5, 2017, to be effective as provided for herein, by and among Rhino Resource Partners LP, a Delaware limited partnership (“Rhino”), and Royal Energy Resources, Inc., a Delaware corporation (“Royal”).

RECITALS

WHEREAS, Royal, Rhino and Rhino’ subsidiaries have entered into that certain Agreement For Coal Reclamation Bond (the “Surety Agreement”) with Indemnity National Insurance Company (“ INIC”), dated of even date herewith, wherein, among other things, INIC has agreed to issue up to $200,000,000 of surety bonds for environmental reclamation obligations (the “Surety Bonds” and each a “Surety Bond”) for the benefits of Royal and its controlled companies, including Rhino and its subsidiaries;

WHEREAS, the Surety Bonds issued under the Surety Agreement for the benefit of Rhino and its subsidiaries will generate substantial cost savings to Rhino compared with the cost of providing such surety bonds through letters of credit issued under Rhino’s bank loan agreement;

WHEREAS, a material.component of the Surety Agreement is Royal’s unconditional guarantee of all Surety Bonds issued under the Surety Agreement for the benefit Rhino, for a period not to be less than three (3) years, as provided in the Surety Agreement (the “Royal Guaranty”);

WHEREAS, Royal is required to maintain a minimum ownership of ten percent (10%) (the “Rhino Percentage Ownership”) of equitable ownership of Rhino in order to maintain the beneficial collateral requirements for any Surety Bonds issued under the Surety Agreement upon the beneficial terms and conditions of the Surety Agreement;

WHEREAS, the Effective Date of this Agreement shall be the date upon which Rhino refinances its Senior Secured Credit Facility with PNC Bank, N.A., as amended and restated, but not later than April 1, 2018. In no event shall this Agreement become effective if such effectiveness would result in a default or potential event of default under Rhino’s then-existing credit facility.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1 Guaranty Fee. In consideration of Royal providing the Royal Guaranty for the benefit of Rhino, Rhino hereby agrees to pay Royal a guaranty fee (the “Guaranty Fee”) equal to one percent (1%) per year of the face amount of any Surety Bond issued under the Surety Agreement for the benefit of Rhino or its subsidiaries for as long as the Royal Guaranty applies to such Surety Bond. The Guaranty Fee shall be paid as follows:

a. Upon initial issuance of a Surety Bond, an amount equal to one percent (1%) of the face amount of such Surety Bond per year for the period from the date of issuance of the Surety Bond to the last day of the Term.

b. If the Royal Guaranty is still in place at the start of any Term, beginning with the Term that would start on the third anniversary of the execution of the Surety Agreement, an amount equal to one percent (1%) of the face amount of all Surety Bond’s in place at that time.

c. The “Term” shall mean the third anniversary of the execution of the Surety Agreement, and each succeeding anniversary of the execution of the Surety Agreement, provided that the Surety Agreement is in place at the time of such anniversary.

d. Each Guaranty Fee shall be deemed fully earned and non-refundable, even if the Surety Bond is for which the Guaranty Fee is released, waived or expires prior to the expiration of the Term for which the Guaranty Fee is paid.

e. With respect to any Surely Bond issued prior to the Effective Date, the Guaranty Fee shall be payable in full on the Effective Date.

2. Anti-Dilution. Until Royal is released from all liability under the Royal Guaranty, Rhino agrees to issue Royal common units of Rhino sufficient to result in Royal owning at least ten percent (10%) of the issued and outstanding common units of Rhino at all times.

3. Conversion Option. The Parties further agree that Royal may convert any Guaranty Fees due and owing pursuant to this Agreement, with the prior written consent of Rhino, at any time during the term of this Agreement, in exchange for unregistered Rhino common units, at a price per common unit equal to seventy-five percent (75%) of the volume weighted average closing price for the common units for the ninety (90) trading days preceding the date of conversion.

4. Indemnity. Rhino and its subsidiaries agree that they shall have primary liability to pay any reclamation costs covered by a Surety Bond, and to pay any amounts that may be due to INIC under the Surety Agreement with respect to Surety Bonds issued for the benefit of Rhino and its subsidiaries, including any premiums, damages, attorneys’ fees or reclamation costs due INIC thereunder. Rhino shall defend, indemnify and hold harmless Royal from and against any and all amounts which Royal may be obligated to pay INIC under the Surety Agreement with respect to Surety Bonds issued for the benefit of Rhino or its subsidiaries, including any attorneys’ fees incurred by Royal (collectively, “Claims”). Rhino and its subsidiaries shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against Royal or any affiliate that may be impleaded with others upon any Claims, the Royal Guaranty, or upon any matter, directly or indirectly related to or arising out of this Agreement or the performance hereof. Rhino hereby agrees that with regard to any Claim arising on or after the date hereof it shall be required to advance all expenses and other amounts payable by Royal in the defense of such Claim and the Royal Guaranty, and shall be liable for all expenses, judgments, penalties, fines, amounts paid in settlement thereof.

5. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed, postage prepaid, addressed to the parties as follows:

To Rhino:

Rhino Resource Partners, LP

424 Lewis Hargett Circle

Lexington, Kentucky 40503

Attention: Richard Boone

Email: rboone@rhinolp.com

To Royal:

Royal Energy Resources, Inc.

56 Broad Street, Suite 2

Charleston, SC 29401

Attention: William L. Tuorto

Email: williamtuorto@royalenergy.us

6. Successors. This Agreement and all obligations hereunder shall inure to the successors and permitted assigns of the parties.

7. Assignment. No party may assign any obligations hereunder to any other party without the prior written consent of the other party.

8. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

9. Entire Agreement. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein.

10. Amendments and Waivers. No Amendment or waiver of any term, provision or condition of this Agreement shall be effective unless in writing and executed by Rhino and Royal. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any other occasion. No course of dealing of any Person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

11. Governing Law. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Kentucky or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of Kentucky.

12. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Commonwealth of Kentucky, for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Kentucky law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 5 hereof is reasonably calculated to give actual notice.

13. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGIIT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 13 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

14. Joint and Several Liability. Each obligation described herein of Rhino and/or its subsidiaries, as the case may be, shall be a joint and several obligation of Rhino and it subsidiaries. If requested by Royal, then Rhino shall cause any of its subsidiaries to sign a counterpart signature page to this Agreement to evidence such joint and several liability.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RHINO:

RHINO RESOURCE PARTNERS, LP

By:	/s/ Richard A. Boone
Name:	Richard Boone
Its:	Chief Executive Officer

ROYAL:

ROYAL ENERGY RESOURCES, INC.

By:	/s/ Brian Hughs
Name:	Brian Hughs
Its:	Vice President